UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2007

H2DIESEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-51903	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Katy Freeway, Suite 910 Houston, Texas 77079
(Address of principal executive offices)(Zip Code)

(713) 973-5720
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

ITEMS 8.01. Other Events.

On October 11, 2007, H2Diesel Holdings Inc. (the “Company”) filed with the Securities and Exchange Commission two registration statements on Form SB-2 (Reg. Nos. 333-144386 and 144389) relating to shares of common stock for sale by certain selling stockholders. This Current Report includes certain information set forth in those registration statements and updates the Company’s disclosure in its Annual Report on Form 10-KSB for the year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission.

THE COMPANY

As used in this report, the terms “the Company,” “us,” and “our” refer to H2Diesel Holdings, Inc., a Florida corporation, and the term “H2Diesel” refers to our wholly owned subsidiary H2Diesel, Inc., a Delaware corporation, unless the context requires otherwise.

Our Business

We are a development stage company that, through our wholly owned subsidiary H2Diesel, holds an exclusive license for North America, Central America and the Caribbean to exploit proprietary technology to manufacture an alternative fuel from vegetable oils and animal fats that is intended to be marketed as a new class of renewable fuel or fuel additive for power generation, heavy equipment, marine use and as heating fuel.

Our business strategy consists of developing two revenue streams: (a) direct sales from manufacturing plants that we may purchase or build (either directly or through joint ventures) in order to process, market and sell our chemical additive and/or biofuel using our proprietary technology and (b) the collection of royalties through sublicensing our proprietary technology.

In March 2006, we acquired the rights to our proprietary technology through an exclusive license agreement with the inventor of the technology, Ferdinando Petrucci.  Under the license agreement, we are required to pay $1.5 million on October 31, 2007, $1.0 million on March 20, 2008 and an additional $1.0 million per year over the next six years.  Compared to current methods used in the production of bio-diesel fuel, we believe that this proprietary technology is a substantially less complex and therefore less expensive process.

In April 2006, we entered into a sublicense agreement with Xethanol Corporation, a renewable fuels company engaged in the production and sale of ethanol and its by-products.  Under this agreement, we granted Xethanol a ten-year exclusive right to make and sell our biofuel and other products using our proprietary chemical additive in the eastern United States and a non-exclusive right to sell certain other products anywhere in North America, Central America and the Caribbean.  Xethanol is required to pay us certain royalties based on the number of gallons of fuel sold using our proprietary chemical additive, and we are obligated to supply Xethanol with this additive on specified terms.

In March 2007, we entered into a letter of intent with Twin Rivers Technologies, LP to advance the development of a production plant at Twin Rivers' facility located in Quincy, Massachusetts. The letter of intent contemplates an exclusive period during which Twin Rivers will negotiate with us regarding definitive agreements covering the siting, construction, operation and management of our proposed initial 25 million gallon per year production facility, the supply of vegetable oils and other commodity feedstocks and the off take of finished biofuel by Twin Rivers from the facility. In August 2007 we placed into service our first biofuel production plant, a 3 million gallon per year pilot facility, jointly developed with Twin Rivers and co-located at Twin Rivers’ facility in Cincinnati, Ohio. We are leasing the equipment used at the plant but own all rights to the fuel produced at the facility. The facility will be used initially to manufacture fuel for our application testing program, and then later for early commercial sales until a full-scale production plant is completed. Under current plans, we expect to begin operation of the full scale plant in 2008.

In May 2007, we entered into a test burn agreement with an affiliate of Dynegy Inc. to evaluate our proprietary biofuel technology in power generation applications. In September 2007, we completed our first test burn at Dynegy’s Oakland Power Plant combustion turbine facility. We are still evaluating formal test data, but early results indicate that there were no fuel related shortfalls in engine output, and nitrogen oxide emissions were significantly lower with our biofuel than when firing distillate fuel oil. We intend to conduct further tests to evaluate additional fuel formulations and to focus on further optimizing emissions as well as reliable cold engine starts on biofuel. If the testing continues to be successful, both parties have agreed to negotiate a mutually agreeable purchase agreement for our biofuel.

The operation and development of our business will require substantial additional capital during 2007 and 2008 to fund, among other things, our operations, payments due under the exclusive license, the acquisition or development of manufacturing plants, research and development, and the financing of future acquisitions and investments.

Our Corporate History

H2Diesel commenced business in February 2006 when Lee S. Rosen, now our Chairman, formed H2Diesel to acquire the exclusive license rights to make, use and commercialize the proprietary technology used in manufacturing biofuel.

On October 20, 2006, we, formerly named Wireless Holdings, Inc., acquired H2Diesel in a reverse merger transaction, referred to as the merger. As a result of the merger, the former H2Diesel stockholders acquired 93.6% of the outstanding shares of our common stock, and we ceased being a “shell company” as defined in Rule 12b−2 under the Securities and Exchange Act of 1934. In connection with the merger, we assumed all of H2Diesel’s obligations under its outstanding stock options and warrants to purchase 5,571,500 shares of its common stock.  Following the merger, we changed the name of our company to “H2Diesel Holdings, Inc.”, and our trading symbol on the OTC Bulletin Board was changed to “HTWO.OB”.

In connection with the merger, we repurchased and retired 29,075,000 shares of our common stock from Joseph Hess, the former chief executive officer of Wireless Holdings. As part of the consideration to repurchase Mr. Hess’ shares, we sold to Mr. Hess all of the capital stock of our former subsidiary, Action Wireless, through which we conducted the historical wireless products reseller business which preceded our current business, and we paid $300,000 to Mr. Hess, which included repayment of $215,945 in debt owed by the Company to Mr. Hess.  Giving effect to the cancellation of Mr. Hess’ shares, there were 1,101,250 shares of Company common stock outstanding before giving effect to the stock issued in the reverse merger.

Shortly before the closing of the merger, H2Diesel completed a private offering in October 2006 to accredited investors of 2,915,000 shares of its common stock, and received gross proceeds of $2,915,000.  We subsequently issued an additional 174,900 shares of common stock to the investors in the October 2006 offering because we did not file a registration statement for the shares prior to a filing deadline in the registration rights agreement.

After the closing of the merger, we had outstanding 17,091,250 shares of common stock and warrants and options to purchase 5,571,500 shares of common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following material risks, together with the other information contained in this report, before you decide to buy our common stock.  If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We are a development stage company with a limited operating history, which makes us a speculative investment.

We are a development stage company that seeks to take advantage of our exclusive licensing rights to proprietary technology to manufacture biofuel and key additives that we acquired in early 2006. Since then, we have been engaged in organizational activities, including developing a strategic operating plan and entering into contracts with strategic partners and potential customers. We currently have six employees, consisting of our six executives. Other than limited testing activities with respect to our biofuel, and the recent opening of a pilot production facility, we have not conducted any operations and have not generated any revenues. Accordingly, we have limited relevant operating history upon which you can evaluate our performance and prospects. You should consider our prospects in light of inherent risks, expenses and difficulties encountered by companies in the early stage of development, particularly companies in new and evolving markets. Such risks include technology risks, capital requirements, risk of the market not accepting our products, failure to establish business relationships, competitive disadvantages against larger and more established companies and regulatory matters.

We are unlikely to be able to continue as a going concern in the event we are unable to obtain additional financing.

As of June 30, 2007, H2Diesel has incurred a net loss of $7,570,088 and negative cash flows from operating activities of $2,516,510 since inception. As of June 30, 2007, we had approximately $3,779,000 of available cash and approximately $377,000 of accounts payable. In addition, under the license agreement with the inventor of our proprietary technology, we are required to pay $1.5 million on October 31, 2007, $1.0 million on March 20, 2008 and an additional $1.0 million per year over the next six years.  We have financed our operations to date primarily through the sale of our common stock, preferred stock and warrants in privately-negotiated transactions with accredited investors. We are unlikely to be able to continue as a going concern unless we are able to obtain additional financing. Future capital requirements could vary significantly and will depend on certain factors, many of which are not within our control. These factors include the ongoing development and testing of our proprietary technology, the nature and timing of licensing and sublicensing activities, plant construction, commencement of sales, hiring qualified management and employees, responding to competitive pressures, regulatory requirements, and the availability of financing. Expanding our business will require us to commit significant capital resources in amounts substantially in excess of our current financial resources.  Any needed financing may not be available on acceptable terms. In addition, future equity financings, if any, could be dilutive to then existing stockholders.  If such additional financing is not available, you may lose your entire investment in our company.

If we cannot make the required payments under our license agreement for our proprietary technology, the inventor may be able to terminate the agreement, which could preclude us from selling our biofuel.

We have substantial near-term obligations under the license agreement with the inventor of our proprietary technology. Specifically, we are required to pay $1.5 million on October 31, 2007, $1.0 million on March 20, 2008 and an additional $1.0 million per year for the next six years.  To the extent we default on any of these payments or breach any other material provisions of our license, the inventor could terminate the agreement, which is our principal asset. The license agreement also provides that the inventor may terminate the agreement if insolvency or bankruptcy petition is filed against us and is not dismissed within 90 days.

Our ability to produce and distribute commercially viable biofuel is unproven, and until we can prove our technology, we likely will not be able to generate or sustain revenues.

While producing biofuel from vegetable oils or animal fats is not a new technology, the technologies we are pursuing for our biofuel production and the particular additives we are seeking to produce have never been utilized on a commercial basis. The biofuel, while intended as a new class of biofuel or fuel additive for power generation, heavy equipment, marine use and as a heating fuel, may never achieve technical or commercial viability. All of the tests conducted to date by us with respect to our technology have been performed in a limited scale environment, and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis.

In September 2007, we completed our first successful test burn at Dynegy’s Oakland Power Plant combustion turbine facility. However, such successes may need to be replicated by others before our biofuel becomes commercially acceptable. We have never utilized our technology under the conditions or in the volumes that will be required for us to be profitable and cannot predict all of the difficulties that may arise. Our technology may require further research, development, regulatory approvals, environmental permits, design and testing prior to commercialization. Accordingly, our technology and our biofuel may not perform successfully on a commercial basis and may never generate any revenues or be profitable.

We likely will not be able to generate significant revenues until we can successfully operate manufacturing facilities and commence commercial sales.

We have not generated any revenues, and we do not expect to generate any material revenues until after we or any sublicensees have successfully operated biofuel manufacturing plants and commenced commercial sales, which we do not currently anticipate to occur at least until at least 2008. We recently announced that we placed into service our first biofuel production plant, a 3 million gallon per year pilot facility, jointly developed with Twin Rivers, and we have previously disclosed that we are working on a 25 million gallon per year facility with Twin Rivers. Revenue generation likely would be delayed by any of the following:

•	delays in demonstrating the technological advantages or commercial viability of our proposed products,
•	adverse changes in our strategic relationships such as that with Twin Rivers,
•	problems with the pilot or subsequent production plants, including technical, staffing, permitting or other operational issues,
•	inability to interest early adopter customers in our products, and
•	inability to obtain cost effective supplies of vegetable oil and chemical feedstocks.

Any planned manufacturing plants may not achieve projected capacity or efficiency, and we may not be able to sell the biofuel generated at these plants at a price that will cover our costs. Potential customers may require lengthy or complex trials or long sampling periods before committing to significant orders for our products.

We may not be able to generate revenues from sublicensing our technology.

Our exclusive perpetual license allows us to sublicense our proprietary technology in North America, Central America and the Caribbean, and our business plan includes, as a second potential revenue stream, the collection of royalties through sublicensing our proprietary technology. To date, we do not have any revenues from sublicenses and have only entered into one sublicense, with Xethanol. There can be no assurance that Xethanol will be able to perform its obligations under the sublicense. We likely will need to prove the viability of our technology before we can obtain any additional sublicense agreements, and we cannot assure you that we will be able to do so. Companies to which we grant sublicenses may not be able to produce, market and sell enough biofuel to pay us our projected royalty fees beyond required minimum amounts or they may default on the payment of royalties. We may not be able to achieve profitable operations from collecting royalties from the sublicensing of our proprietary technology.

The strategic relationships upon which we may rely are subject to change.

Our ability to successfully test our technology, to develop and operate manufacturing plants and to identify and enter into commercial arrangements with customers or sublicensees will depend on developing and maintaining close working relationships with industry participants. These relationships will need to change and evolve over time, as we enter different phases of development. Our strategic relationships most often are not yet reflected in definitive agreements, or the agreements we have do not cover all aspects of the relationship. Our success in this area also will depend on our ability to select and evaluate new strategic relationships and to consummate transactions. Our inability to identify suitable companies or enter into and maintain strategic relationships may impair our ability to grow. The terms of relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake in order to maintain these relationships. Moreover, reliance upon strategic partners to manufacture and sell biofuel subjects us to additional risks, including a limited ability to control the quality of such fuel and the failure of such partners to perform in accordance with the terms of agreements that they may enter into with us. Arrangements we enter into with such partners may compete with any biofuel that we may manufacture at our own plants and therefore may limit our organic growth.

We may be unable to compete successfully in the highly competitive alternative fuels market.

We compete with petroleum-based fuels and with other alternative fuels like biodiesel in our potential markets. Currently, the cost of producing most alternative fuels forces manufacturers to operate at a significant competitive disadvantage compared to petroleum-based fuels. Producers of alternative fuels generally depend upon government support, including tax credits and various incentives, and upon the willingness of customers to pay a premium for cleaner burning, renewable non-petroleum fuels.

Within the alternative fuels market, the manufacture, marketing and sale of biofuels (such as bio-diesel) and other alternative fuels is highly competitive. According to the National Bio-diesel Board (NBB), as of January 31, 2007, there were at least 105 companies that were engaged in developing, manufacturing and marketing bio-diesel fuel, with current production capacity estimated at 864 million gallons per year. The NBB further estimates that another 1.7 billion gallons of annual plant capacity are under development. Such competition could be intense and could drive up the costs of feedstock, plant construction, attracting and retaining qualified engineers, chemists and other key employees, as well as other operating expenses. Additionally, new companies are constantly entering the market. This growth and fragmentation could also have a negative impact on us or our sublicensees’ ability to obtain additional capital from investors. Larger companies which have been engaged in this business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in recruiting and retaining qualified employees and in fuel manufacturing and marketing, which may give them a competitive advantage.

Our biofuel may not be eligible for certain of the tax credits or other government support for certain types of biofuels, and we may need to qualify for at least some of these credits or support to have a cost-competitive product.

Our company, like other producers of alternative fuels, will depend upon government support, including tax credits, payments or other incentives or requirements to use alternative or renewable fuels. In the United States, demand for biofuels is affected by certain federal and state tax benefits, and the applicability, reduction or repeal of such tax benefits could adversely affect our business. Moreover, our biofuel may not be eligible for the same tax incentives provided to the biodiesel industry. We recently commenced an effort seeking change to the current provisions of the Internal Revenue Code, referred to as the tax code, to include our biofuel, the effect of which would be to qualify our biofuel for the same $1 per gallon income tax credit currently afforded certain types of agri-biodiesel and renewable diesel fuels.  However, we anticipate that this effort will likely be subject to numerous obstacles and there can be no assurance that we will be successful. Our biofuel may meet the tax code definition of “alternative fuel” which would make it eligible for a 50 cent per gallon federal tax credit to the extent mixed with diesel, kerosene or other taxable fuel and sold at the retail level. There is currently uncertainty as to whether IRS will allow vegetable-based biofuel mixtures to qualify for this alternative fuel mixture credit. Although legislation has recently passed the U.S. House of Representatives, and the U.S. Senate Committee on Finance which would clarify the definition of alternative fuel in a way which we believe would confirm eligibility of our biofuel for the alternative fuel mixture credit, this clarifying legislation may not be enacted into law. Sale of our biofuel for certain transportation uses could be subject to federal excise taxes.

Our business depends on proprietary technology that we may not be able to protect and may infringe on the intellectual property rights of others.

Our success will depend, in large part, on our technology's commercial viability and on the strength of our intellectual property rights. Much of the technology presently consists only of trade secret rights, which are difficult to protect. If others gain access to the trade secrets relating to our technology, including through analysis or “reverse engineering” of the additives or biofuel made with the technology, they may able to develop substantially equivalent technology. Although we recently filed patent applications on behalf of the inventor to protect our technology, there can be no assurance that we ultimately will receive patent protection or that any protection that is obtained will be broad enough to be effective in protecting our technology against claims or actions by competitors. Further, any patents that are obtained may not withstand challenges as to validity and enforceability. Third parties may assert that the technology, or the products we or our sub-licensees commercialize using the technology, infringes upon their proprietary rights. We have yet to complete an infringement analysis and, even if such an analysis were available at the current time, we could not be certain that no infringement exists, particularly as our products have not yet been fully developed. We may need to acquire additional licenses from third parties in order to avoid infringement claims, and any required licenses may not be available to us on acceptable terms, or at all. To the extent infringement claims are made, we could incur substantial costs in the resulting litigation, and the existence of this type of litigation could impede the development of our business.

Xethanol owns a significant portion of our common stock and may delay, defer or prevent us from taking actions that would be beneficial to our other stockholders.

 As of October 5, 2007, Xethanol owned approximately 34% of our outstanding common stock. Accordingly, Xethanol will be able to exercise significant influence over the outcome of substantially all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our board of directors. In addition, Xethanol would be able to exercise significant influence over the outcome of any proposed merger or consolidation of our company. Xethanol’s ownership interest in our company may discourage third parties from seeking to acquire control of our company which may adversely affect the market price of our common stock. The Xethanol registration rights agreement requires us, not prior to six months after the date of effectiveness of the “resale” registration statement filed for the October 2006 private placement, to file a registration statement to facilitate the spin off to Xethanol’s stockholders of the shares of our common stock issued to Xethanol in the merger, and to use our commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable.

Risks Related to Our Industry

Prices and markets for biofuel are unpredictable and tend to fluctuate significantly.

The price of biofuels is based on world demand, supply and other factors, as well as conventional petroleum and other alternative fuels, all of which are beyond our control. World prices for bio-diesel fuel have fluctuated widely in recent years and we expect that prices will continue to fluctuate. Price fluctuations will have a significant impact upon our revenue, results of operations and on our general financial condition. Price fluctuations for bio-diesel and other fuel may also impact the investment market, and our ability to raise investor capital. Future decreases in the price of bio-diesel and competing fuels may have a material adverse effect on our financial condition and future results of operations.

Engineering, constructing and operating biofuel manufacturing plants involves a high degree of risk.

Engineering, constructing and operating biofuel manufacturing plants involves a high degree of risk, particularly when new technology such as ours is involved. These risks are more acute in the earlier stages of development. Our expenditures in developing manufacturing plants may not result in commercially viable projects. We cannot project the costs of constructing and operating manufacturing plants due to the inherent uncertainties of future feedstock prices, and the future pricing of oil, diesel fuel, bio-diesel fuel, heating fuel, fuel additives and other alternative fuels, the costs associated with encountering unknown obstacles, and changes in market demands. If construction costs exceed our or our sublicensees’ estimates or if our or our sublicensees’ efforts do not produce results which meet our expectations, our business may not be commercially successful, which would have a material adverse effect on our results of operations and financial condition.

Our technology may become ineffective or obsolete.

To be competitive in the biofuel industry, we may be required to continually enhance and update our technology. The costs of doing so may be substantial, and if we are unable to maintain the efficacy of our technology, our ability to compete may be impaired. The impact of technical shortcomings could have a material adverse effect on our prospects, business, financial condition, and results of operations.

We operate in an industry subject to significant environmental regulation, and our business may be adversely affected by regulatory and environmental risks.

Our business is subject to environmental risks and hazards and we are subject to environmental regulation implemented and/or imposed by a variety of international conventions as well as federal, state, provincial, and local laws and regulations. Environmental laws restrict and prohibit spills, discharges and emissions of various substances produced in association with biofuel manufacturing operations. Environmental laws also require that manufacturing plants are operated, maintained and closed in such a way that satisfies applicable regulatory authorities. Compliance with environmental laws can require significant expenditures and a violation may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. Compliance with environmental laws may cause us to limit our production, significantly increase the costs of our operations and activities, or otherwise adversely affect our financial condition, results of operations, and/or prospects.

In order to be legally marketable as a fuel for on-road motor applications, our biofuel must be registered with the U.S. Environmental Protection Agency, or EPA, and comply with the EPA’s rigorous health effects regulations. We have not yet applied for such registration.

There are no readily apparent EPA regulatory fuel certification requirements applicable to using our biofuel in a stationary source, such as utility power generation applications or home heating fuel, or in certain marine applications. There may, however, be requirements applicable to emissions from individual furnaces, boilers and similar equipment. As a practical matter, market acceptance of our biofuel may be limited until we can demonstrate that (i) our biofuel is comparable to conventional fuels from an energy content and emissions perspective, as well as handling and storage perspectives, and (ii) that our biofuel is compatible with existing heating systems or power generation systems and other combustion systems. To date, we have not demonstrated any of the foregoing in such commercially available systems. In addition, certain initial testing indicated that our biofuel may require further development so that its viscosity is more stable under certain conditions.

We are evaluating the regulatory requirements for using our fuel in motor vehicle applications in our territory outside the United States.

Our business is subject to local legal, political, and economic factors.

To the extent we operate our business outside of North America, particularly in Central America and the Caribbean where we have an existing license, we will need to adapt our business to the local legal, political and economic conditions. Certain of these areas are less hospitable to US businesses, and US businesses operating in certain of these areas have been subject at various times to risks from terrorism, military repression, interference with private contract rights, currency fluctuations, inflation, exchange controls, laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, restrictions imposed on the alternative fuel industry (such as restrictions on production) and price controls and export controls. Any changes in alternative fuel, financial incentives, investment regulations, policies or a shift in political attitudes within our operating area are beyond our control and may adversely affect our business and future financial results.

Risks Related to Our Common Stock

Our shares of our common stock may continue to be subject to price fluctuations and illiquidity because our shares may continue to be thinly traded.

Although a trading market for our common stock exists, the trading volume has historically been insignificant, and an active trading market for our common stock may never develop. There currently is no significant analyst coverage of our business. As a result of the thin trading market for our common stock and the lack of analyst coverage, the market price for our shares may continue to fluctuate significantly and will likely fluctuate more than the stock market as a whole. There may be a limited demand for shares of our common stock due to the reluctance or inability of certain investors to buy stocks quoted for trading on the OTC Bulletin Board. As a result, even if prices appear favorable, there may not be sufficient demand in order to complete a stockholder’s sell order. Without an active public trading market or broader public ownership, shares of our common stock are likely to be less liquid than the stock of most public companies, and any of our stockholders who attempt to sell their shares in any significant volumes may not be able to do so at all, or without depressing the publicly quoted bid prices for their shares.

The market price of our common stock is likely to be volatile based upon developments in our business or the industry.

The market price of our common stock is likely to be volatile as a result of many factors including, but not limited to:

•
our announcement of developments, whether positive or negative, with respect to our business, including the viability of our biofuel, new or changes in strategic relationships, our ability or failure to meeting business milestones and related matters;

•	developments concerning intellectual property rights and regulatory approvals;
•	the announcement of new products or product enhancements by our competitors;
•	changes in the market for alternative fuels;
•	fluctuations in the availability of capital to companies in the early stages;
•	changes in the social, political and economic climate in the regions in which we operate; and
•	the impact of sales and trading activity with respect to our common stock in the market.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material changes to the market price of our common stock.

We may not be able to attract the attention of brokerage firms for research and support.

Additional risks may exist because we are an OTC Bulletin Board company that became public without an underwritten offering. Securities analysts of brokerage firms may not provide us with coverage because there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

A significant number of our shares will become eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock.   We have registered a total of 11,273,050 shares of our common stock held by non-affiliate selling stockholders, including shares issuable upon conversion or exercise of rights to purchase that are not currently outstanding, which shares are now eligible for trading in the public market. In addition, we may be obligated to register shares held by Xethanol, which may occur as early as six months following the date of this report.  Such registration would make 5,850,000 additional shares of our common stock eligible for trading in the public market. Some or all of these shares of common stock may be offered from time to time in the open market pursuant to registration statement or Rule 144, and these sales may depress the market for the shares of our common stock. In general, a person who has held restricted shares of an OTC Bulletin Board listed company for a period of one year may, upon compliance with Rule 144 procedures, sell into the market common stock in an amount up to 1% of the outstanding shares every three months, and any of the restricted shares may be sold by a non-affiliate after they have been held for two years. These periods could be reduced to six months if a proposed amendment to Rule 144 is adopted.

Our common stock may be considered “a penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. To the extent the market price of our publicly traded common stock is less than $5.00 per share, it may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Reverse mergers may be disfavored by the SEC and we may encounter difficulties or delays in registering certain securities in the future or achieving a listing on a national securities market.

Historically, the SEC and stock exchanges have not generally favored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and the SEC has adopted and may continue to adopt rules dealing with securities issued on a private basis by a “shell” or inactive public company prior to the reverse merger. Also, Nasdaq and other national securities markets may scrutinize carefully the shares issued by the shell public company or facets of the reverse merger transaction in connection with any application we may make to list our shares in the future, which could result in difficulties or delays in achieving admission to any national securities market.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Price Range of Common Stock

Our common stock is traded on the OTC Bulletin Board under the symbol “HTWO.OB.” The following table sets forth the high and low bid prices per share of our common stock for the periods indicated. The data commence after the reverse merger transaction in October 2006.

	High	Low
2006
Fourth Quarter	$10.00	$8.50

2007
First Quarter	$12.00	$4.10
Second Quarter	8.00	5.49
Third Quarter	7.00	4.27
Fourth Quarter (through October 5, 2007)	7.30	6.18

On October 5, 2007, the closing price of our common stock, as reported by the OTC Bulletin Board Market, was $7.00 per share.

The high and low prices in the table reflect inter−dealer prices, without retail mark−up, markdown or commission and may not represent actual transactions. The source of the high and low bid information is OTC Bulletin Board Market.

Stockholders

The approximate number of holders of record of our common stock as of October 5, 2007 was 205, inclusive of those brokerage firms and/or clearing houses holding shares of common stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder). As of October 5, 2007, we had 17,266,150 shares of common stock outstanding.

Dividends

We have never declared or paid dividends on our common stock. We do not intend to declare dividends in the foreseeable future because we anticipate that we will reinvest any future earnings into the development and growth of our business. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our Board of Directors in its discretion deems relevant.

Purchases of Equity Securities

In connection with the merger, we reacquired 29,075,000 shares of company common stock from our former CEO, Mr. Hess, in return for the assets of our prior business and paid $300,000 (partially to retire a pre-existing debt to Mr. Hess).

Registration Rights

In connection with the reverse merger, we assumed H2Diesel’s obligations under their registration rights agreement with the purchasers of their common stock in an October 2006 private placement. Under that registration rights agreement, we are required to file a resale registration statement with the SEC covering the 2,915,000 shares of H2Diesel common stock issued in the private placement and converted into our common stock in the reverse merger. Because we did not file the registration statement when required, we incurred penalties and issued additional shares of common stock to the purchasers in the private placement, in an amount of 174,900 shares (or 6%) of the shares sold. We filed a registration statement with the SEC on July 6, 2007 to register these shares.

In connection with our May 2007 private placement, we entered into another registration rights agreement to register the resale of the shares of common stock issuable (i) upon conversion of the preferred stock, (ii) as dividends on the preferred stock and (iii) upon exercise of the warrants. In compliance with the registration rights agreement, we filed this resale registration statement with the SEC on July 6, 2007, which was on or before the 60th day following the closing of the private placement.

H2Diesel also had a separate registration rights agreement with Xethanol which we assumed in connection with the merger. This agreement requires us, upon the written request of Xethanol, but not prior to six months after the date of effectiveness of the first registration statement discussed above, to file a registration statement with the SEC sufficient to facilitate the spin off to Xethanol’s stockholders of the shares of common stock issued to Xethanol in the merger.

DESCRIPTION OF BUSINESS

Background

We are a development stage company that, through our wholly owned subsidiary H2Diesel, holds an exclusive license for North America, Central America and the Caribbean to exploit proprietary technology to manufacture an alternative biofuel from vegetable oils and animal fats, referred to as H2Diesel biofuel, that we intend to market as a new class of biofuel or fuel additive for power generation, heavy equipment, marine use and as heating fuel.

Our business strategy consists of developing two revenue streams: (1) direct sales from manufacturing plants that we may purchase or build (either directly or through joint ventures) in order to process, market and sell our chemical additive and/or biofuel using our proprietary technology and (2) the collection of royalties through sublicensing our proprietary technology.

The operation and development of our business will require substantial additional capital during 2007 to fund, among other things, our operations, payments due under the exclusive license, the acquisition or development of manufacturing plants, research and development and the financing of future acquisitions and investments.

Our Proprietary Technology and Continuing Research and Development Efforts

We have licensed a proprietary technology that we are using to manufacture an alternative biofuel from vegetable oils and animal fats. We believe that our technology, as compared to current methods used in producing bio-diesel fuel, is a substantially less complex process and thus offers important advantages. Conventional bio-diesel is made utilizing a chemical reaction known as transesterification. In this process, vegetable oil reacts with an esterifying agent, usually an alcohol such as methanol or ethanol, to form two principal products: a methyl ester, which is the bio-diesel product, and glycerin. The reaction can be undertaken with or without a catalyst, typically with the input of additional energy and at high atmospheric pressure. Our technology instead combines water with proprietary additives to produce a mixture. The mixture is then combined with a vegetable oil or animal fat feedstock to produce our biofuel. Our biofuel production process requires lower input of additional energy and produces no glycerin by-product that requires disposal. Compared to conventional bio-diesel production methods, we believe that this proprietary technology is a substantially less complex and therefore less expensive process.

We did not invent our technology, but acquired the rights to our proprietary technology through an exclusive license agreement with the inventor of the technology, Ferdinando Petrucci, in March 2006. Under the license agreement, we have been granted a perpetual exclusive license to make, use and exploit certain chemical additives for use in making biofuel and to related know how. Our exclusive license extends to North America, Central America and the Caribbean, and we have a right of first offer for any other territories worldwide (other than Italy and Paraguay, which are reserved to the inventor). Under the license agreement, we are required to pay to Mr. Petrucci $1.5 million on October 31, 2007, $1.0 million on March 20, 2008 and an additional $1.0 million per year over the next six years. To the extent we default on any of these payments or breach any other material provisions of our license, the inventor may be able to terminate the license agreement, which is our principal asset. The license agreement also provides that the inventor may terminate the license agreement if H2Diesel suffers certain bankruptcy events.

We have established a research and development group, headed by our Chief Technology Officer, Andrea Festuccia, which is based in Rome, Italy and in Milford, Connecticut. We have conducted additional development of the product, as well as testing in laboratory conditions of the performance of biofuel made with our technology. Through June 30, 2007, we have spent $286,848 in such research and development.

In May 2007, we entered into a test burn agreement with an affiliate of Dynegy Inc. to evaluate our proprietary biofuel technology in power generation applications.  Under the agreement, Dynegy will conduct a test burn program using our biofuel at its Oakland Power Plant combustion turbine facility to evaluate its technical and environmental performance characteristics. The agreement requires us to pay 50% of all costs of environmental emissions testing conducted in connection with the test program, provided that our aggregate obligation with respect to such expenses shall not exceed $150,000.

In September 2007, we completed our first test burn at Dynegy’s Oakland Power Plant combustion turbine facility. The test was performed on one of the plant’s six Pratt and Whitney FT4 gas turbine engines. The testing was conducted by initially firing the engine on distillate fuel oil, and then switching over to H2Diesel’s 100% renewable biofuel. Once stable load was achieved a battery of performance and emissions tests were performed. Formal test data are being evaluated, but early results indicate that there were no fuel related shortfalls in engine output and nitrogen oxide emissions were significantly lower than when firing distillate fuel oil. We intend to conduct further tests to evaluate additional customized fuel formulations using H2Diesel’s proprietary blending technology and to focus on further optimizing emissions as well as combustion tuning to enhance reliable cold engine starts. If the testing continues to be successful, both parties have agreed to negotiate a mutually agreeable purchase agreement for our biofuel.

We are also having discussions with a number of utilities and independent power producers about additional testing of our biofuel for various applications and expect that successful tests may lead to negotiation of purchase contracts, which may be either on a short or longer term basis. In April 2007, we entered into a one year consulting services agreement with eBarton LLC, a renewable energy finance and transaction structuring company, to assist us in marketing our alternative biofuel to utilities and independent power producers in North America.

Manufacturing Plans

In March 2007, we entered into a letter of intent with Twin Rivers Technologies to potentially develop a production plant at Twin Rivers' facility located in Quincy, Massachusetts. The letter of intent contemplates a period during which we will negotiate exclusively with Twin Rivers regarding definitive agreements covering the siting, construction, operation and management of our proposed initial 25 million gallon per year production facility, the supply of vegetable oils and other commodity feedstocks and the off take of finished biofuel by Twin Rivers from the facility. Under current plans, we expect to begin operating this plant in 2008.

In early August we placed into service our first biofuel production plant, a 3 million gallon per year pilot facility, jointly developed with Twin Rivers and co-located at Twin Rivers’ facility in Cincinnati, Ohio. We are leasing the equipment used at the plant but own all rights to the fuel produced at the facility. The facility will be used initially to manufacture fuel for our application testing program and then later for early commercial sales until a full-scale production plant is completed.

We are continuing to explore additional ways of acquiring or constructing manufacturing facilities, including other joint ventures with third parties, including consumers of distillate fuel oil such as utilities and independent power producers, or direct ownership or leasing. The acquisition of manufacturing plants will require us to identify suitable facilities that can be cost-effectively modified for our needs, negotiate acceptable purchase or lease agreements and finance any such acquisitions and capital improvements. If we are taking approaches other than acquiring existing plants that already have government permits and other regulatory approvals (including environmental, zoning and construction permits), we may need to obtain such permits, which could cause delays and/or add significant costs.

Sublicensing

Our exclusive license allows us to sublicense our proprietary technology in North America, Central America and the Caribbean, and our business plan includes, as a second potential revenue stream, the collection of royalties through sublicensing our proprietary technology. To date, we do not have any revenues from sublicenses and have only entered into one sublicense, with Xethanol.

In April 2006, we entered into an initial sublicense agreement with Xethanol Corporation, a renewable fuels company engaged in the production and sale of ethanol and its by-products.  Under this agreement, we granted Xethanol a ten-year exclusive right, subject to certain retained rights of use, to make and sell our biofuel and other products using our proprietary chemical additives. The license is exclusive within the eastern United States and includes a non-exclusive right to sell certain other products anywhere in North America, Central America and the Caribbean.  We will be obligated to supply Xethanol with the proprietary additives for its production of products, including biofuel, at a purchase price equal to the lesser of our actual cost of the raw materials for the additives plus 10 percent or the lowest price charged to a third party that is not controlled by us.

The sublicense agreement requires Xethanol to pay us a quarterly royalty per gallon of product sold directly or indirectly by or through Xethanol equal to the lesser of a fixed amount and the lowest royalty per gallon that we charge any other sublicensed third party not controlled by us. Xethanol is obligated to pay this royalty with respect to a minimum of 20 million gallons of fuel during the first 12 months following the date that we inform Xethanol that we are ready to accept orders for the additives and provide the necessary engineering specifications for a process plant to produce products, including biofuel, using the technology. Thereafter, the required minimum volume increases by 10 million gallons in each subsequent 12 month period during the term. If Xethanol fails to pay the minimum mandatory royalties during the first three years, we may terminate the sublicense or convert it to a non-exclusive basis. After the first three years, a failure to pay the minimum royalties results in the automatic conversion of the sublicense to a non-exclusive basis. The sublicense will automatically renew at the end of the initial 10 year term for successive one year terms, and the rate will adjust in accordance with the GNP Implicit Price Deflator, as defined in the agreement.

Concurrently with the sublicense, we also entered into a Technology Access Agreement with Xethanol which provides Xethanol access to the formula and know how to manufacture the additives if we suffer certain bankruptcy events or are involved in a change of control in which the acquiring entity is a competitor of Xethanol.

We likely will need to prove the viability of our technology before we can obtain any additional sublicense agreements.

Competition

We compete with petroleum-based fuels and with other alternative fuels like ethanol and biodiesel in our potential markets. Currently, the cost of producing most alternative fuels forces manufacturers to operate at a significant competitive disadvantage compared to petroleum-based fuels. Producers of alternative fuels generally depend upon government support, including tax credits and various incentives and upon the willingness of customers to pay premium for cleaner burning, renewable non-petroleum fuels.

Within the alternative fuels market, the manufacture, marketing and sale of biofuels and other alternative fuels is highly competitive and highly fragmented. According to the National Bio-diesel Board (NBB), as of January 31, 2007, there were at least 105 companies that were engaged in developing, manufacturing and marketing bio-diesel fuel, with current production capacity estimated at 864 million gallons per year. The NBB further estimates that another 1.7 billion gallons of annual plant capacity are under development. Such competition could be intense and could drive up the costs of feedstock, plant construction, attracting and retaining qualified engineers, chemists and other key employees, as well as other operating expenses. Additionally, new companies are constantly entering the market. This growth and fragmentation could also have a negative impact on us or our sublicensees’ ability to obtain additional capital from investors. Larger companies which have been engaged in this business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in recruiting and retaining qualified employees and in fuel manufacturing and marketing, which may give them a competitive advantage.

Tax Credits and Other Government Support

Since our fuel and other alternative and renewable fuels generally cost more to produce per unit of energy than petroleum-based fuels or coal, we and other producers of alternative fuels will be dependent upon government support to make our fuels cost competitive. This support generally takes the form of tax credits, payments or other incentives or mandates.

We are not currently eligible for the $1 per gallon credit under the tax code for certain types of biodiesel including agri-biodiesel and renewable diesel. We believe that the cost of producing our biofuel will be significantly lower than the cost of producing biodiesel using conventional technologies. However, to the extent larger tax credits are available to producers of certain types of biodiesel but are not available to our biofuel, this cost advantage may be reduced or even eliminated.

50 cent per gallon “alternative fuel” tax credit. Our biofuel may meet the tax code definition of “alternative fuel” eligible under the tax code for a 50 cent per gallon credit when mixed with diesel, kerosene or other taxable fuel and sold at the retail level. There is currently uncertainty as to whether IRS will allow vegetable-based biofuel mixtures to qualify for this alternative fuel mixture credit. It is our understanding that other producers of vegetable-based biofuels are receiving this credit. We believe that if other vegetable-based biofuels qualify for this credit, then our biofuel should also qualify, but because we have not yet made commercial sales of our biofuel there has been no occasion for an IRS determination whether our biofuel is eligible for this credit. Legislation has also recently passed the U.S. House of Representatives, and the U.S. Senate Committee on Finance, which would clarify the definition of alternative fuel in a way which we believe would confirm eligibility of our biofuel for the alternative fuel mixture credit, although we cannot be sure that this clarifying legislation will be enacted into law. The current tax credits for alternative fuel mixtures will expire on September 30, 2009, unless extended by Congress. In order to position ourselves for tax credit qualification, we have obtained the necessary registration with the IRS. Entry, sale or removal of our biofuel could be subject to federal excise taxes, but under current IRS regulations, we may not be subject to this excise tax unless and until our biofuel is sold for certain transportation uses.

$1 per gallon tax credit for “agri-biodiesel” and “renewable diesel.” We are not currently eligible for the $1 per gallon federal tax credit currently afforded “agri-biodiesel and “renewable diesel.” We recently commenced an effort seeking change to the tax code definitions to include our biofuel.  A bill passed recently by the U.S. House of Representatives would amend tax code definitions in a way that we believe would help us achieve this goal. Despite this progress, however, we anticipate that this effort will likely be subject to numerous obstacles. The current tax code credits for certain types of biodiesel, including agri-biodiesel and renewable diesel will expire on December 31, 2008, unless the US Congress extends these credits. Congressional action extending the credits may provide an opportunity to amend the tax code definitions.

Intellectual Property

We rely on our contractual exclusivity in North America, Central America and the Caribbean under our license and on a combination of know-how and trade secret rights and potential patent rights to establish and protect our rights in our technology. In April 2006, we filed a U.S. provisional patent application on behalf of the inventor and directed to the technology covered by our license. In April 2007, we filed a U.S. nonprovisional patent application and foreign patent applications for the technology. Until patent protection is granted, we must rely on trade secret protection, which requires reasonable steps to preserve secrecy. Therefore, we require that our personnel, contractors and sublicensees not disclose the trade secrets and confidential information pertaining to the technology. In addition, trade secret protection does not provide any barrier to a third party “reverse engineering” fuel made with the technology, to the extent that the technology is readily ascertainable by proper means. Neither the patent, if it issues, or trade secret protection will preclude third parties from asserting that the technology, or the products we or our sub-licensees commercialize using the technology, infringes upon their proprietary rights.

Government Regulations

Our business is subject to environmental risks and hazards and we are subject to environmental regulation implemented and/or imposed by a variety of international conventions as well as federal, state, provincial, and municipal laws and regulations. Environmental laws restrict and prohibit spills, discharges and emissions of various substances produced in association with biofuel manufacturing operations. Environmental laws also require that manufacturing plants are operated, maintained and decommissioned in such a way that satisfies applicable regulatory authorities. Environmental permitting of biofuel manufacturing facilities varies with the characteristics of individual plants. Our biofuel is manufactured using a process that is believed to yield little, if any wastes, emissions or discharges.

Compliance with environmental laws can require significant expenditures and a violation may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. Compliance with environmental laws may cause us to limit our production, significantly increase the costs of our operations and activities, or otherwise adversely affect our financial condition, results of operations, and/or prospects.

We intend to market our biofuel as a new class of biofuel or fuel additive for power generation, heavy equipment, marine use and as heating fuel. In order to be legally marketable as a fuel for on-road motor applications, our biofuel must be registered with the Environmental Protection Agency and comply with EPA’s rigorous health effects regulations. Under these regulations, a company registering a fuel must either complete a literature review and possibly health effects testing, or submit an application with a group of other companies manufacturing similar fuels. We have not yet sought EPA approval as described above for our fuel to be used on on-road motor vehicle applications.

There are no readily apparent EPA regulatory fuel certification requirements applicable to using our biofuel in a stationary source, such as utility power generation applications or home heating fuel, or in certain marine applications. There may, however, be requirements applicable to emissions from individual furnaces, boilers, etc. As a practical matter, market acceptance of our biofuel may be limited until we can demonstrate that (i) our biofuel is comparable to conventional fuels from an energy content and emissions perspective, as well as handling and storage perspectives, and (ii) that our biofuel is compatible with existing heating systems or power generation systems and other combustion systems. To date, we have not demonstrated any of the foregoing in such commercially available systems. In addition, certain initial testing indicated that our biofuel may require further development so that its viscosity is more stable under certain temperature conditions.

We are evaluating the regulatory requirements for using our fuel in motor vehicle applications in our territory outside the United States.

Corporate History

Our predecessor company H2Diesel commenced business in February 2006 when Lee S. Rosen, now our Chairman, formed H2Diesel to acquire the exclusive license rights to make, use and commercialize the proprietary technology used in manufacturing biofuel.

On October 20, 2006, Wireless Holdings, Inc., now H2Diesel Holdings, Inc., acquired H2Diesel in a “reverse merger” transaction, referred to as the merger. As a result of the merger, the former H2Diesel stockholders acquired 93.6% of the outstanding shares of our common stock, and we ceased being a “shell company” as defined in Rule 12b−2 under the Securities and Exchange Act of 1934. As a result of the merger, H2Diesel became our wholly owned subsidiary. Since we currently intend to carry on H2Diesel’s business as our sole line of business, following the merger we changed the name of our company to “H2Diesel Holdings, Inc.”, and our trading symbol on the OTC Bulletin Board was changed to “HTWO.OB”.

In connection with the merger, we repurchased and retired 29,075,000 shares of our common stock from Joseph Hess, the former chief executive officer of the Company. As part of the consideration to repurchase Mr. Hess’ shares, we sold to Mr. Hess all of the capital stock of our former subsidiary, Action Wireless, through which we conducted the historical wireless products reseller business which preceded our current business, and we paid $300,000 to Mr. Hess, which payment also repaid in full $215,945 in debt owed by the Company to Mr. Hess.  Giving effect to the cancellation of Mr. Hess’ shares, there were 1,101,250 shares of Company common stock outstanding before giving effect to the stock issued in the reverse merger.

Shortly before the closing of the merger, in October 2006, H2Diesel completed a private offering to accredited investors of 2,915,000 shares of its common stock, and received gross proceeds of $2,915,000, which includes the conversion of a demand note in the principal amount of $765,000 into 765,000 shares of its common stock at price of $1.00 per share. We subsequently issued an additional 174,900 shares of common stock to the investors in this offering because we did not file a registration statement for the shares prior to a filing deadline in the registration rights agreement.

In connection with the merger, we assumed all of H2Diesel’s obligations under its outstanding stock options and warrants. At the time of the merger, H2Diesel had outstanding stock options and warrants to purchase 5,571,500 shares of H2Diesel’s common stock, which outstanding stock options and warrants are now options and warrants to purchase an equal number of shares of our common stock as a result of the merger.

After the closing of the merger, we had outstanding 17,091,250 shares of common stock and warrants and options to purchase 5,571,500 shares of common stock.

The merger is being accounted for as a “reverse merger” (similar to a recapitalization of H2Diesel), because immediately following the merger the stockholders of H2Diesel owned a majority of the outstanding shares of our common stock. H2Diesel is deemed to be the acquiror in the merger and, consequently, the assets and liabilities and the historical operations that are reflected in the financial statements are those of H2Diesel and recorded at the historical cost basis of H2Diesel. Except as described in this report, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company. Further, as a result of the issuance of the 15,990,000 shares of our common stock, a change in control of our company occurred on the date of the consummation of the merger.

Employees

We have six employees, all of whom are full time executives. We expect to increase the number of employees as we implement our business objectives and expand our management team. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Property

We own no real property and currently lease our office space. Our principal executive offices are located at 11111 Katy Freeway, Suite 910, Houston, Texas 77079. We maintain an additional office located at 20283 State Road 7, Suite 47, Boca Raton, Florida 33498. We own no material tangible assets and are leasing the equipment for our pilot manufacturing facility.

Legal Proceedings

As of the date of this report, we are not party to any lawsuits or legal proceedings.

PLAN OF OPERATION

Background

We are a development stage company which to date has not generated any revenues. The operation and development of our business will require substantial additional capital during 2007 to fund, among other things, our operations, payments due under the exclusive license, the acquisition or development of manufacturing plants, research and development, and the financing of future acquisitions and investments.

Our business strategy consists of developing two revenue streams: (1) direct sales from manufacturing plants that we may purchase or build (either directly or through joint ventures) in order to process, market and sell our chemical additive and/or H2Diesel biofuel using our proprietary technology and (2) the collection of royalties through sublicensing our proprietary technology.

Operational Plan

Depending upon the availability of cash and other resources, our operational plan for the next several months includes:

•	completing additional test burns with Dynegy;
•
conducting additional testing with utilities, independent power producers or others, including product application testing, to gain market acceptance of our biofuel among customers and equipment manufacturers;

•
continuing operations at our pilot biofuel production facility and constructing another facility under our arrangements with Twin Rivers or with others to supply our product initially for testing and eventually for the broader biofuel market;

•	developing a marketing plan for the heating fuel and marine markets and a technology plan that complements the marketing plan;
•	book firm purchase orders for our biofuel;
•	entering into feedstock supply and transportation logistics agreements to supply our production facilities;
•	continuing our research and development efforts;
•	continuing our efforts to sublicense our technology;
•
developing additional strategic relationships to attract potential customers and sublicensees and to obtain the capital commitments necessary to engineer, construct and operate biofuel plants in our exclusive territory;

•
continuing to pursue favorable tax incentives for our biofuel, particularly efforts to include our biofuel in the $1 per gallon credit afforded biodiesel and to have the benefit of such a change extend beyond the current expiration date of December 31, 2008; and

•	recruiting additional key employees to expand the capabilities of our existing management team.

Financing Plan

As of June 30, 2007 we have incurred a net loss of $7,570,088 and negative cash flows from operating activities of $2,516,510 since inception. As of June 30 2007, we had approximately $3,779,000 of available cash, and had approximately $377,000 of accounts payable. We believe that we will need approximately $10 million to $20 million to implement our short−term plan for growth for the remainder of 2007 and the first part of 2008.

We have several existing commitments for the expenditure of significant funds. Under the license agreement with the inventor of our proprietary technology, we are required to pay $1.5 million on October 31, 2007, $1.0 million on March 20, 2008 and an additional $1.0 million over the next six years, for future aggregate payments totaling $8.5 million. We have to pay various costs under our arrangements with Twin Rivers and will need to fund costs associated with the manufacture of biofuel at our pilot and any future production facilities. We also will incur costs to test our technology, continue research and development, pay our employees and sustain operations. In addition, under the sublicense with Xethanol, we have committed to provide Xethanol with additives.

We are unlikely to be able to continue our operations unless we can obtain additional financing. Future capital requirements could vary significantly and will depend on certain factors, many of which are not within our control. These factors include, among others, the extent of development and testing of the technology needed before commercial operation, the nature and timing of licensing and sublicensing activities, costs of plant construction, sales expenses, hiring qualified management and employees, responding to competitive pressures and complying with regulatory requirements. If we are successful, the expansion of our business will require us to commit capital that substantially exceeds our current financial resources. Any needed financing may not be available on favorable terms, if at all.

We have financed our operations to date primarily through the sale of our common and preferred stock and warrants in privately negotiated transactions with accredited investors. Our most recent financing occurred in May and June 2007. We raised approximately $4,255,000 in net proceeds from the sale of shares of 8% Series A cumulative convertible preferred stock, initially convertible at a conversion price of $4.00 per share and warrants with an initial exercise price of $6.00 per share.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expense. Management evaluates the accounting policies and estimates it uses to prepare the financial statements. We base our estimates on assumptions believed to be reasonable under current facts and circumstances. The Company’s most significant estimate is the value of its Master License Agreement. Other significant estimates include the valuation of shares, stock options and warrants issued. Actual amounts and results could differ from these estimates made by management.

Off−Balance Sheet Arrangements

We do not have any off−balance sheet arrangement or commitment that will have a current effect on our financial condition, lead to changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

MANAGEMENT

Background of Directors and Executive Officers

 Our executive officers, directors and key employees, and their positions and ages as of October 5, 2007, are as follows:

Name	Age	Position	Dates of Service
Lee S. Rosen	53	Chairman of the Board	October 2006 - current
David A. Gillespie	46	President, Chief Executive Officer and Director	October 2006 - current
Phillip E. Pearce	78	Director	November 2006 - current
John E. Mack	60	Director	February 2007 - current
James Robert Sheppard, Jr.	60	Director	August 2007 - current
Steven F. Gilliland	56	Director	August 2007 - current
Michael Burstein	43	Chief Financial Officer	September 2007 - current
Andrea Festuccia	34	Chief Technology Officer	October 2006 - current
Connie Lausten, P.E.	40	Vice President of Legislative and Regulatory Affairs	May 2007 - current
David H. Goebel, Jr.	48	Vice President of Global Sourcing and Supply Chain	September 2007- present

Each of our directors serves for a term of one year or until his successor is duly elected and qualified. Our officers serve at the pleasure of our Board of Directors. None of our directors or executive officers is related.

The following is a description of the business experience of each of our directors, executive officers and key employees:

Lee S. Rosen, Chairman of the Board

Mr. Rosen is the founder of H2Diesel and became its sole director and officer in March 2006. For the last five years, he has been a private investor and business financial consultant. Mr. Rosen has been involved in the financial and securities brokerage industry since 1980 and has worked as a broker dealer with a number of firms.

David A. Gillespie, President, Chief Executive Officer and Director

Mr. Gillespie became President, Chief Executive Officer and Director of H2Diesel in October 2006 and has served in such capacities since. From 2001 to 2006, Mr. Gillespie served as a Vice President--Business Development and Asset Management of Duke Energy Corporation, a Fortune 500 energy company with business units that included regulated gas pipeline and electric utilities, natural gas liquids processing, and domestic and international merchant energy. In this position Mr. Gillespie developed and led all aspects of Duke Energy North America’s 8000 megawatt $3 billion generation business in the western United States and in Canada. Mr. Gillespie received his MBA from the Rensselaer Polytechnic Institute, Hartford, Connecticut, and his BSME from the Worcester Polytechnic Institute, Worcester, Massachusetts.

Phil E. Pearce, Director

Mr. Pearce became a Director of H2Diesel in November 2006. Mr. Pearce has been a Principal with Phil E. Pearce & Associates, an independent business consulting firm since 1990. He previously served as Senior Vice President and a Director of E.F. Hutton, Chairman of the Board of Governors of the National Association of Securities Dealers and was closely involved in the formation of NASDAQ. Mr. Pearce has served as a Governor of the New York Stock Exchange and a member of The Advisory Council to the United States Securities and Exchange Commission on the Institutional Study of the Stock Markets.

John E. Mack, Director

Mr. Mack became a Director of H2Diesel in February 2007. Mr. Mack has over 30 years of international banking, financial business management and mergers and acquisitions experience, and has worked closely with investment bankers and external advisors with regard to the sale of international import-finance products to domestic customers. He currently serves as a Director of HBOS plc, an international banking group based in the United Kingdom and parent company to the Bank of Scotland, Incapital Holdings, LLC, and Strategic Solutions, Inc. From November 2002 through September 2005, Mr. Mack served as Senior Managing Executive Officer and Chief Financial Officer of Shinsei Bank, Limited of Tokyo, Japan. Prior to joining Shinsei Bank and for more than twenty-five years Mr. Mack served in senior management positions at Bank of America and its predecessor companies, including twelve years as Corporate Treasurer. Mr. Mack holds an MBA from the University of Virginia Darden Graduate Business School and received his AB degree in Economics from Davidson College in North Carolina.

James Robert Sheppard, Jr. , Director

Mr. Sheppard became a Director of H2Diesel in August 2007. Mr. Sheppard has been the Managing Director of the J.R. Sheppard & Company LLC since 2002. Mr. Sheppard’s current assignment, initiated by the Infrastructure Experts Group, an organization formed under the auspices of the United Nations (UN), is to arrange capital markets financing for up to two developing-country infrastructure projects as part of a Demonstration Project financed by the Swiss Agency for Cooperation and Development. In his capacity as Managing Director of J.R. Sheppard & Company LLC, Mr. Sheppard has also worked as a consultant for The World Bank on projects ranging from advising on structures to mitigate foreign exchange risk for electric power and water projects in developing countries and concerning application of partial risk guarantees in the transport sector and local capital markets financing for infrastructure. Mr. Sheppard holds a JD and an MBA from the University of North Carolina at Chapel Hill. He is a member of the North Carolina Bar and was a member of the Task Force on US Participation in Multilateral Development Banks, as well as the Financing Project Advisory Committee for the North Carolina Alternative Energy Corporation.

Steven F. Gilliland, Director

Mr. Gilliland became a Director of H2Diesel in August 2007. Mr. Gilliland has served as the Executive Vice President of Operations for Synenco Energy Inc., a Canadian oil sands energy company, since 2004. Additionally, Mr. Gilliland is the founder, President and Chief Executive Officer of Federal Power Company, LLC, which is focused upon strategic power generation opportunities including greenfield and brownfield development, divestitures, and energy industry consulting. Mr. Gilliland was employed at Duke Energy Corporation, since 1996 in varying capacities, most recently as Senior Vice President-Asset Management for Duke Energy North America (DENA). Mr. Gilliland holds an MBA from the Harvard Business School, a Masters Degree in Architecture and Urban Planning from Princeton University and a Bachelors Degree in Architecture from the University of Virginia.

Michael Burstein, Chief Financial Officer

Mr. Burstein became Chief Financial Officer of H2Diesel in September 2007. Prior to his appointment at H2Diesel, Mr. Burstein served as the chief financial officer for various companies, including Xpressdocs Holdings, Inc. (February 2007 to September 2007); STM Power (April 2006 to February 2007); and S2 Systems and its successor EXSS, Inc. (2004 to 2006). At S2 Systems, a leading supplier of enterprise payment transaction solutions for the financial services sector, Mr. Burstein was responsible for managing all of the Company’s financial, legal, consulting services, and human resource activities on a global basis. Additionally, Mr. Burstein held the position of Chief Financial Officer for Navini Networks (2002-2004), a leading provider of Mobile WIMAX™ solutions, where he oversaw all of the company’s financial operations on a worldwide level. Mr. Burstein holds a Master of Business Administration and Bachelor of Science in Electrical Engineering from Southern Methodist University.

Andrea Festuccia, Chief Technology Officer

Mr. Festuccia is the Director of the “Environment and Territory Business Unit” of IGEAM S.r.l. where he has worked since June 1999. Prior to his current position with IGEAM S.r.l., Mr. Festuccia was the Director of Special Research Projects at IGEAM S.r.l. Mr. Festuccia is currently an external consultant with the University “La Sapienza” of Rome, a position that he has held since 2001. He also worked as an external expert for the Minister of Foreign Affairs of Italy-Farnesina from 2002-2004 and as a general manager of Ecosystems S.r.l. from 2002-2003. He received a degree in chemical engineering from the University of Rome-”La Sapienza” in October 1996.

Connie Lausten, P.E., Vice President, Regulatory and Legislative Affairs

Ms. Lausten joined the H2Diesel management team as Vice President of Legislative and Regulatory Affairs in May 2007.  From 2003 to 2007, Ms. Lausten served as Manager of Federal Affairs for National Grid USA, one of the world's largest utilities.  Ms. Lausten also has served at the Federal Energy Regulatory Commission and in the United States House of Representatives on the Government Reform Committee, Subcommittee for Energy Policy, Natural Resources and Regulatory Affairs. Ms. Lausten is a Licensed Professional Engineer and received a Master of Science and a Bachelor of Science degree in Mechanical Engineering from the University of Minnesota.

David H. Goebel, Jr., Vice President, Global Sourcing and Supply Chain

Mr. Goebel was appointed Vice President of Global Sourcing and Supply Chain for H2Diesel in September 2007. Mr. Goebel previously worked at MeadWestvaco, a packaging solutions and products company, as the acting Vice President, Supply Chain/Director of Customer Service. He was responsible for redesigning the corporate order-to-cash processes, strategizing organizational and process changes in capacity planning, demand forecasting, inventory management/ operations, logistics/distribution, and customer service. Additionally, for nearly 20 years, Mr. Goebel worked at ExxonMobil and its predecessor, Mobil Corporation, in many different leadership capacities including manufacturing, engineering, supply chain, operations, marketing, and sales. Mr. Goebel holds a Bachelor of Science in Microbiology from University of Minnesota along with graduate studies at both the University of Texas at Dallas and Northeastern University in Boston.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company and persons who beneficially own more than 10% of the Company’s common stock, are required to make certain filings on a timely basis with the Securities and Exchange Commission. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

The Company is not aware of any Section 16(a) filings required by any directors and executive officers, and holders of more than 10% of the Company’s common stock during the fiscal year ended December 31, 2006 that have not been timely made.

Corporate Governance

Audit Committee

On March 19, 2007, the Board of Directors established and approved an Audit Committee of the Board of Directors. The Audit Committee currently consists of four members, Messrs. Mack, Pearce, Gilliland and Sheppard, all of whom are “independent directors” (as defined under Nasdaq Rule 4200(a)(15)). The Board has determined that Mr. Mack is the “audit committee financial expert” serving on the audit committee.

Compensation Committee

On March 19, 2007, the Board of Directors established and approved a Compensation Committee of the Board of Directors. The Compensation Committee currently consists of three members, Messrs. Mack, Pearce and Gilliland, all of whom are independent directors.

Nominating Committee

On March 19, 2007, the Board of Directors established and approved a Nominating Committee of the Board of Directors. The Nominating Committee currently consists of four members, Messrs. Mack, Pearce, Rosen and Sheppard.

Director Independence

With Messrs. Pearce, Mack, Sheppard and Gilliland as our “independent directors” as defined under Nasdaq Rule 4200(a)(15), a majority of our board of directors now consists of independent directors. Among our board committees, all of the members of our Audit Committee and Compensation Committee are independent, and all but one member of our Nominating Committee is independent.

Executive Compensation

Summary Compensation Table

H2Diesel was formed on February 28, 2006 and its business and activities began in March 2006 when H2Diesel entered in the License Agreement with the Inventor. Accordingly, no compensation was paid to its executive officers during fiscal year ending December 31, 2005. The compensation of our named executive officers in 2006 is described below.

 The following table presents information concerning compensation for each of our named executive officers for services in all capacities during the years indicated.

Name and Principal Position (1)	Year	Salary ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)

David A. Gillespie, President &	2006	51,077	172,395	0	223,472
Chief Executive Officer	2005	0	0	0	0

Lee S. Rosen, Chairman of the	2006	30,000	785,863	105,000(3)	920,863
Board	2005	0	0	0	0

Andrea Festuccia, Chief	2006	112,500	97,871(4)	0	210,371
Technology Officer	2005	0	0	0	0

Joseph Hess, Former Chief	2006	0	0	0	0
Executive Officer (5)	2005	0	0	0	0

(1)	Each of our named executive officers has served in the respective capacities listed above since October 20, 2006, the effective date of the Merger other than Mr. Hess who resigned as of such date.

(2)	Represents the dollar amount recognized for financial statement purposes with respect to fiscal year 2006 in accordance with FAS 123R.

(3)	Represents consulting fees we paid to Mr. Rosen for services rendered to the Company prior to the Merger.

(4)	In connection with the Private Placement, the exercise price for all of Mr. Festuccia’s 500,000 options was reduced from $3.75 per share to $1.50 per share.

(5)
In connection with the Merger, we paid an aggregate of $300,000 to Mr. Hess in consideration of the payment in full of all indebtedness owed by the Company to Mr. Hess in the amount of $215,945 and the sale to us of 29,075,000 shares of Company Common Stock, which shares were then cancelled at the closing of the Merger. Immediately following the closing of the Merger and pursuant to the Acquisition Agreement and as part of the consideration for the repurchase of Mr. Hess’ shares, we sold to Mr. Hess all of the capital stock of Action Wireless.

Outstanding Equity Awards at Fiscal Year-End Table

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David A. Gillespie, President & Chief Executive Officer(1)	200,000	1,800,000	$1.50	October 18, 2016

Lee S. Rosen, Chairman of the Board	1,500,000	0	$1.50	September 15, 2016

Andrea Festuccia, Chief Technology Officer(2)	100,000	400,000	$1.50	September 19, 2016

Joseph Hess, Former Chief Executive Officer	0	0	N/A	N/A

(1)
Of the 1,800,000 options to purchase common stock, 600,000 are time based options and 1,200,000 are performance based options. The 600,000 time based options vest as follows: 200,000 on October 18, 2007; 200,000 on October 18, 2008; and 200,000 on October 18, 2009. The 1,200,000 performance based options vest contingent upon the achievement of certain financial targets determined at the end of each fiscal year as follows: 400,000 in December 31, 2007; 400,000 in December 31, 2008; 400,000 in December 31, 2009.

(2)	The 400,000 options to purchase common stock vest as follows: 200,000 on April 1, 2007 and 200,000 on April 1, 2008.

Employment Agreements

On October 18, 2006 we entered into a three-year employment agreement with David A. Gillespie, a former Vice President--Business Development and Asset Management of Duke Energy Corporation in Houston, Texas. Under the terms of the employment agreement, from the Effective Date Mr. Gillespie replaced Lee S. Rosen as H2Diesel’s President and Chief Executive Officer and receives an initial salary of $20,000 per month and received a grant of 800,000 stock options at an exercise price of $1.50 per share, of which 200,000 vested immediately and the balance vest in three annual installments. Mr. Gillespie will also receive an additional 1,200,000 “performance vesting” options at an exercise price of $1.50 per share, which vest in three equal annual installments beginning on December 31, 2007, subject to certain performance targets being achieved during the preceding annual period. The employment agreement provides for a relocation expense reimbursement of up to $50,000 and provides for participation in our executive bonus plan, with a maximum eligible bonus during 2007 targeted at 50% of Mr. Gillespie’s annual salary. The agreement includes other customary terms, including participation in any incentive and benefit plans made available to executive officers. The employment agreement will automatically renew for successive one year periods unless we elect to terminate the agreement upon not less than 270 days notice prior to the expiration of the then current term.

On September 1, 2007, the Company entered into an employment agreement with Michael Burstein as Chief Financial Officer. Under the terms of the employment agreement, from the Effective Date Mr. Burstein receives an initial salary of $18,750 per month and a grant of 300,000 stock options at an exercise price of $6.00 per share, of which 75,000 vested immediately, and the balance vest in three equal annual installments. Mr. Burstein will also receive an additional 400,000 “performance-vesting” options at an exercise price of $6.00 per share, which vest with respect to 75,000 options on December 31, 2007 and the remainder in three equal annual installments beginning on December 31, 2008, subject to certain performance targets being achieve during the preceding annual period. The employment agreement provides for a relocation expense reimbursement of up to $50,000 and provides for participation in our executive bonus plan, with a maximum eligible bonus of 50% of Mr. Burstein’s base salary. The agreement includes other customary terms, including participation in any incentive and benefit plans made available to executive officers. The employment agreement will automatically renew for successive one year periods unless we elect to terminate the agreement upon not less that 270 days notice prior to the expiration of the current term.

On May 5, 2006, H2Diesel entered into an employment agreement with Mr. Rosen, whereby Mr. Rosen was employed as the chairman of our board of directors for a term of three years, which is automatically extended for additional one-year terms unless notice of termination is given at least ninety days prior to the end of the term by either Mr. Rosen or the Company.

On September 19, 2006, H2Diesel entered into an amended and restated employment agreement with Mr. Festuccia, whereby Mr. Festuccia was employed as the Chief Technology Officer for a term expiring on April 1, 2009, which is automatically extended for additional one-year terms unless notice of termination is given at least ninety days prior to the end of the term by either Mr. Festuccia or the Company.

The employment agreements of Messrs. Rosen and Festuccia provide that they will initially receive a fixed base salary at an annual rate of $180,000 and $150,000, respectively and customary employee benefits. Each employment agreement provides that if the board of directors establishes an incentive compensation plan or a bonus plan, Messrs. Rosen and Festuccia will be eligible to participate in such incentive compensation plan and bonus plan. In addition, Mr. Festuccia’s agreement also provides for a grant of 500,000 stock options at a price of $1.50 per share, of which 100,000 vest immediately and the balance vest, in two annual installments.

Each employment agreement requires the executive to adhere to our policy that (a) prohibits an executive from disclosing confidential information regarding the Company, and (b) confirms that all intellectual property developed by an executive and relating to the Company’s business constitutes the sole and exclusive property of the Company.

The employment agreements for Messrs. Gillespie and Burstein provide that such executive’s employment may be terminated by the Company upon death, disability, for “cause,” and “without cause” and that such executive can resign from the Company with or without good reason or retire. Upon the death of such executive, such executive’s employment will automatically terminate and (i) any vested options may be exercised on or before the expiration date of such options (payments made under this subsection (i) are referred to as “Equity Compensation”); and (ii) the executive’s legal representatives shall receive (A) such executive’s compensation that is earned but unpaid and (B) any other amounts or benefits owing to such executive under an employee benefit plan, long term incentive plan or equity plan (payments made under this subsection (ii) are collectively referred to as, the “Accrued Amounts”). If Mr. Gillespie’s or Mr. Burstein’s employment is terminated without cause or by Messrs Gillespie and Burstein for good reason, then each shall receive (i) his base salary and bonus, if any (with the achievement of bonus targets presumed), for the time period that is remaining under his employment agreement or 12 months, whichever amount is less; (ii) such executive’s Equity Compensation, including all unvested time vesting options and the next unvested tranche of performance vesting options; and (iii) such executive’s Accrued Amounts. If Mr. Gillespie’s or Mr. Burstein’s employment is terminated because he is disabled, then he shall receive (i) his base salary, for the time period that is remaining under his employment agreement or six months, whichever amount is less; (ii) such executive’s Equity Compensation, including the next unvested tranche of performance vesting options; and (iii) such executive’s Accrued Amounts. If Mr. Gillespie or Mr. Burstein is terminated by the Company for “cause,” then each shall receive the Accrued Amounts and may exercise his vested options for a period of thirty days. If Messrs Gillespie and Burstein resign without good reason or retires then each shall receive the Accrued Amounts.

The employment agreements for Messrs Gillespie and Burstein also provide that in the event that a “Change of Control” (as defined in the agreement) of the Company shall occur during the term of his employment agreement, and within 12 months thereafter his employment is terminated without cause or by him for good reason, then (1) his severance compensation will be as set forth above for termination without cause or by him for good reason, as the case may be, and (2) all his unvested time vesting options and performance vesting options will vest and remain exercisable for the balance of the option term.

The employment agreements for Messrs. Rosen and Festuccia provide that such executive’s employment may be terminated by the Company upon death, disability, for “cause,” and “without cause” and that such executive can resign from the Company with or without good reason or retire. Upon the death of such executive, such executive’s employment will automatically terminate and (i) any unvested equity compensation granted to such executive shall immediately vest and any vested options may be exercised on or before the earlier of (A) the expiration date of such options and (B) twelve months after such executive’s death (payments made under this subsection (i) are referred to as “Equity Compensation”); and (ii) the executive’s legal representatives shall receive (A) such executive’s compensation that is earned but unpaid and (B) any other amounts or benefits owing to such executive under an employee benefit plan, long term incentive plan or equity plan (payments made under this subsection (ii) are collectively referred to as, the “Accrued Amounts”). If Mr. Rosen or Mr. Festuccia’s employment is terminated without cause, because such executive is disabled or if such executive resigns for good reason, then such executive shall receive (i) such executive’s base salary for the time period that is remaining under such executive’s employment agreement or six months, whichever amount is less; (ii) such executive’s Equity Compensation; and (iii) such executive’s Accrued Amounts. If either Mr. Rosen or Mr. Festuccia is terminated by the Company for “cause,” resigns without good reason or retires, then such executive shall receive the Accrued Amounts.

Compensation of Directors During Fiscal Year 2006

Name and Principal Position	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Phillip E. Pearce	1,500	373,214 (2)	374,714

John Mack(3)	0	0	0

(1) Represents the dollar amount recognized for financial statement purposes with respect to fiscal year 2006 in accordance with FAS 123R.

(2) Includes options immediately exercisable for 50,000 shares of our common stock at $7.50 per share. Mr. Pearce also holds options to purchase another 50,000 shares, which vest on November 13, 2007, provided Mr. Pearce still serves as a director at such time.

(3) Does not reflect options granted to Mr. Mack during 2007. Mr. Mack holds options immediately exercisable for 50,000 shares of our common stock at $10.50 per share. Mr. Mack also holds options to purchase another 50,000 shares, which vest on February 14, 2008, provided Mr. Mack still serves as a director at such time.

Equity Compensation Plan Information at December 31, 2006

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders	5,671,500(1)	$1.77	N/A
Total	5,671,500 (1)	$1.77	N/A

(1)
Consists of, as of December 31, 2006: (i) an aggregate of 1,850,000 presently exercisable options issued to our named executive officers and directors under individual written employment and/or option agreements, (ii) an aggregate of 1,571,500 warrants issued to consultants and/or advisors of the company, and (iii) 2,250,000 presently unexercisable options issued to our named executive officers and directors under individual written employment and/or option agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our capital stock as of October 5, 2007 by:

•	Each of our directors;

•	Each of our named executive officers;

•	All of our directors and executive officers as a group; and

•	Each person known by us to beneficially own more than 5% of our outstanding common stock.

As of October 5, 2007, 17,266,150 shares of our common stock were outstanding, no shares were held in treasury.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, (i) shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of October 5, 2007 are considered to be beneficially owned by such person and (ii) shares of common stock which can be acquired upon the exercise of all outstanding warrants within 60 days of October 5, 2007 are considered to be beneficially owned by such person.

Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that all persons named in this table have sole voting power and investment power over all the shares beneficially owned by them.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Common Stock	Lee Rosen 2006 Irrevocable Trust I 17698 Foxborough Lane Boca Raton, Florida 33496	2,090,000(3)	12.10%
Common Stock	Xethanol Corporation 1185 Avenue of the Americas, 20th Floor New York, New York 10036	5,850,000	33.88%
Common Stock	The River Trust 1877 S. Federal Highway, Suite 101 Boca Raton, Florida 33432	990,000	5.73%
Common Stock	Ferdinando Petrucci Via Stazione, 133A, Arce Frosimone, Italy	893,750	5.18%
Common Stock	David A. Gillespie*	409,375 (4)	**
Common Stock	Lee. S. Rosen* 17698 Foxborough Lane Boca Raton, Florida 33496	3,608,750(5)	19.21%
Common Stock	Andrea Festuccia*	657,500(6)	**
Common Stock	Phil E. Pearce*	100,000(7)	**
Common Stock	John Mack*	59,375(8)	**
Common Stock	Connie Lausten	25,000(9)	**
Common Stock	James Robert Sheppard, Jr.*	50,000 (10)	**
Common Stock	Steven F. Gilliland*	50,000 (11)	**
Common Stock	Michael Burstein*	75,000 (12)	**
Common Stock	David H. Goebel, Jr.	25,000 (13)	**
Common Stock	Directors and executive officers as a group (8 people)	5,010,000 (4)(5)(6)(7)(8)(10)(11)(12)	25.65%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after October 5, 2007, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)
Based upon 17,266,150 shares of common stock outstanding on October 5, 2007, plus, for each person or group, any securities such person or group has the right to acquire within 60 days upon exercise of options, warrants, conversion privileges or similar rights.

(3)	Excludes 1,618,750 shares of common stock held by trusts (including The River Trust) as to which Lee S. Rosen disclaims beneficial ownership.
(4)
Includes options immediately exercisable for 200,000 shares of our common stock at $1.50 per share, options that vest on October 18, 2007 for 200,000 shares at $1.50 per share, a warrant to purchase 3,125 shares of our common stock at $6.00 per share and 250 shares of preferred stock immediately convertible into 6,250 shares of common stock at an initial conversion price of $4.00 per share of preferred stock. Mr. Gillespie also holds options to purchase another 1.6 million shares, which vest over time or upon achievement of certain financial targets.

(5)
Includes 2,090,000 shares of common stock owned by the Lee Rosen 2006 Irrevocable Trust I, immediately exercisable options to purchase 1,500,000 shares of our common stock at $1.50 per share, a warrant to purchase 6,250 shares of our common stock at $6.00 per share and 500 shares of preferred stock immediately convertible into 12,500 shares of common stock at an initial conversion price of $4.00 per share of preferred stock. Excludes 1,618,750 shares of common stock held by trusts (including The River Trust) as to which Mr. Rosen disclaims beneficial ownership.

(6)
Includes 357,500 outstanding shares and exercisable stock options to purchase 300,000 shares of common stock at a price of $1.50 per share pursuant to Mr. Festuccia’s Employment Agreement. Mr. Festuccia’s Employment Agreement also provides for an additional grant of 200,000 stock options at a price of $1.50 per share, which vest in April 2008.

(7)
Includes options immediately exercisable for 50,000 shares of our common stock at $7.50 per share and options vesting on November 13, 2007, exercisable for another 50,000 shares at $7.50 per share, provided Mr. Pearce still serves as a director at such time.

(8)
Includes options immediately exercisable for 50,000 shares of our common stock at $10.50 per share, a warrant to purchase 3,125 shares of our common stock at $6.00 per share and 250 shares of preferred stock immediately convertible into 6,250 shares of our common stock at an initial conversion price of $4.00 per share of preferred stock. Mr. Mack also holds options to purchase another 50,000 shares, which vest on February 14, 2008, provided Mr. Mack still serves as a director at such time.

(9)
Includes options immediately exercisable for 25,000 shares of our common stock at $6.00 per share. Ms. Lausten also holds options to purchase another 180,000 shares, which vest over time or upon achievement of certain financial targets.

(10)
Includes options immediately exercisable for 50,000 shares of our common stock at $6.00 per share. Mr. Sheppard also holds options to purchase another 50,000 shares, which vest on August 22, 2008, provided Mr. Sheppard still serves as a director at such time.

(11)
Includes options immediately exercisable for 50,000 shares of our common stock at $6.00 per share. Mr. Gilliland also holds options to purchase another 50,000 shares, which vest on August 27, 2008, provided Mr. Gilliland still serves as a director at such time.

(12)
Includes options immediately exercisable for 75,000 shares of our common stock at $6.00 per share. Mr. Burstein also holds options to purchase another 675,000 shares, which vest over the next three years or upon achievement of certain performance targets, provided Mr. Burstein is still employed by the Company.

(13)
Includes options immediately exercisable for 25,000 shares of our common stock at $6.00 per share. Mr. Goebel also holds options to purchase another 225,000 shares, which vest over the next three years or upon achievement of certain performance targets, provided Mr. Goebel is still employed by the Company.

* Director or Executive Officer
** Less than 5%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Related Party Transactions

Except as set forth hereafter, there have been no material transactions, series of similar transactions or currently proposed transactions during 2006 or subsequent thereto to which we or any of our subsidiaries were or are to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of our common stock, or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons, had a direct or indirect material interest.

We have a three year employment agreement with Mr. Rosen, Chairman of the Board. Pursuant to Mr. Rosen’s employment agreement, he will receive an initial salary of $15,000 per month and such other compensation (including participation in any bonus, incentive and benefit plans made available to executive officers) as set forth in greater detail in his employment agreement. On September 15, 2006, in consideration of (i) Mr. Rosen’s increased duties as a result of the termination of the management agreement with Xethanol ,and (ii) Mr. Rosen’s successful negotiation of the amendment to the license agreement, Mr. Rosen received options exercisable for 1.5 million shares of H2Diesel’s common stock at an exercise price of $1.50 per share.

Xethanol owns 5,850,000 shares of our common stock which represents approximately 34% of our outstanding common stock. We as parties to a Sublicense Agreement with Xethanol, whereby we sublicensed our bio-diesel technology to Xethanol, and a Technology Agreement that provides Xethanol access to the formula under certain circumstances. The Sublicense Agreement and the Technology Agreement are described under the caption “Description of Business”. We are also party to a registration rights agreement with Xethanol that requires us, upon the written request of Xethanol, but not prior to a specified date, a file a registration statement with the SEC in form and substance sufficient to facilitate the spin off to Xethanol’s stockholders of the shares of Common Stock issued to Xethanol in the merger.

Indebtedness of Management

No officer, director or security holder known to us to own of record or beneficially more than 5% of our common stock or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons is indebted to the Company.

Transactions with Promoters

The Company did not expressly engage a promoter at the time of its formation. The Company has used selling agents and consultants from time to time. The terms of those arrangements have been disclosed in previous filings with the Securities and Exchange Commission.

Pre-Merger Relationships

Our parent company was a party to certain relationships with related parties prior to the reverse merger in October 2006. None of those relationships are still continuing. They include the following:

Prior to the merger, the offices of Wireless Holdings were located at 301 North Ocean Blvd., Pompano Beach, Florida 33062. This space was provided to us at no charge by Mr. Hess, who was our sole officer, director and majority stockholder prior to the merger. This space would have cost us $600 per month. Also, as of December 31, 2005, Wireless Holdings received loans, which totaled $215,944.72 from Mr. Hess as working capital for ongoing operations. These loans were non-interest bearing and were due on demand. The loans were repaid as part of the transaction in which we acquired Mr. Hess’ shares and we sold him the assets of our prior business.

Because Mr. Hess continued to serve as a director until we completed our compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder following the merger, we entered into an indemnification agreement with Mr. Hess whereby we agreed to indemnify Mr. Hess to the fullest extent permitted by law for any proceedings that he becomes involved in as a result of his serving as a director after the effective time of the merger.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 110,000,000 shares, of which 100,000,000 shares are designated as common stock, par value $0.001 per share, and 10,000,000 shares are designated as preferred stock, par value $0.001 per share.  Of the preferred stock, 300,000 shares have been designated as Series A cumulative convertible preferred stock.  As of October 5, 2007, there were issued and outstanding:

•	17,266,150 shares of common stock;

•	42,550 shares of preferred stock;

•	options to purchase 5,605,000 shares of common stock at a weighted average per share exercise price of $2.90; and

•	warrants and non-employee options to purchase 3,702,625 shares of common stock at a weighted average per share exercise price of $4.36.

The following summary of the material provisions of our common stock, preferred stock, warrants, Articles of Incorporation and Bylaws is qualified by reference to the provisions of our Articles of Incorporation and Bylaws and the form of warrant included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Series A Cumulative Convertible Preferred Stock

Optional and Mandatory Conversion.  At any time prior to the third anniversary of the initial date of issuance and until the payment in full of the “liquidation value” in respect of a holder’s shares of preferred stock, any Holder of preferred stock may convert all or a portion of such shares into a number of shares of our common stock calculated by multiplying the number of shares to be converted by such shares’ “stated value” (i.e, $100 per share plus the amount of all dividends accumulated thereon) and dividing the result by the “conversion price” then in effect.  The initial conversion price of each share of preferred stock is $4.00 and each share of preferred stock is initially convertible into 25 shares of our common stock.  Upon such third anniversary, each share of preferred stock shall automatically, and without any action on the part of the holder, convert into that number of shares of our common stock computed by dividing such share’s “stated value” by the “conversion price” then in effect.  The “conversion price” is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split, stock dividend or combination of our common stock.

Liquidation Rights. Upon any liquidation of the Company, the holders of the preferred stock will be entitled to be paid, prior to the common stock or any other securities that by their terms are junior to the preferred stock (collectively with the common stock, “Junior Securities”), the original issue price of the preferred stock plus all accrued and unpaid dividends. To the extent the proceeds of liquidation are insufficient to pay such amounts in full, the proceeds available will be allocated pro rata among the shares of preferred stock.

Dividends.  Each share of preferred stock will accrue cumulative dividends on a quarterly basis at a rate of 8% per year.  All dividends will be paid in shares of common stock having a fair market value at the time of issuance equal to the amount of dividends to be paid, provided that to the extent the shares of common stock to be issued are not then registered under the Registration Rights Agreement, dividends shall cumulate but shall remain unpaid until such time as the shares are registered and issued.  We may elect to pay any dividends in cash in lieu of issuing shares of common stock.  The preferred stock shall also participate on an as−converted basis with all dividends paid on the shares of common stock.

Reorganization, Reclassification, Consolidation, Merger or Sale.  Prior to the consummation of any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of our assets or other transaction, in each case which is effected in such a manner that the holders of common stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for common stock (any such transaction an “Organic Change”), the Company shall make appropriate provisions to ensure that each of the holders of preferred stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of common stock immediately theretofore acquirable and receivable upon the conversion of such holder’s preferred stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its preferred stock immediately prior to such Organic Change.

Voting Rights.  Holders of preferred stock shall be entitled to notice of all stockholders’ meetings in accordance with our bylaws and shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of common stock voting together as a single class with each share of common stock entitled to one vote per share and each share of preferred stock entitled to one vote for each share of common stock issuable upon conversion of the preferred stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

No Redemption.  The preferred stock may not be redeemed by us at any time.  The preferred stock is not redeemable. Any shares of preferred stock which are otherwise acquired by us will be cancelled and will not be reissued, sold or transferred.

Warrants

In connection with the Merger, the Company assumed all of H2Diesel’s obligations under its outstanding warrants, which are now warrants to purchase shares of Company common stock as a result of the Merger.  As of October 5, 2007, there are warrants and non-employee options to purchase 3,702,625 shares of common stock at a weighted average per share exercise price of $4.36. Such warrants and non-employee options expire between 2009 and 2012.

As part of the October 2006 private placement, we issued warrants to purchase 251,500 shares of our common stock at a weighted average price of $1.50 per share.  Such warrants expire during 2011.

As part of the May/June 2007 private placement, we issued warrants to purchase up to 589,875 shares of our common stock at an initial exercise price of $6.00 per share.  Such warrants expire during 2012.

Transfer Agent

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc. and its address is 200 Memorial Parkway,  Atlantic Highlands, NJ 07716.  We serve as warrant agent for our warrants.

Provisions of Florida Law

We are governed by two Florida statutes that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person immediately after acquisition of such shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (1) at least 20% but less than 33−1/3% of all voting power; (2) at least 33−1/3% but less than a majority of all voting power; or (3) a majority or more of all voting power.

The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

Florida law and our Bylaws also authorize us to indemnify our directors, officers, employees and agents under certain circumstances.  In addition, Florida law presently limits the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improver personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 5, 2007, we had outstanding an aggregate of 18,329,900 shares of our common stock, assuming full conversion of our preferred stock but no exercise of our outstanding options and warrants.  Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled approximately 172,662 shares as of October 5, 2007, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.  In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.  We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.  Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction.  We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 17, 2007	/s/ David A. Gillespie
Name: David A. Gillespie Title: Chief Executive Officer